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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of BankAmerica Corporation for the registration of 3 million shares of common stock and to the incorporation by reference therein of our report dated January 18, 1994, except for Note 2, as to which the date is January 27, 1994, with respect to the consolidated financial statements of BankAmerica Corporation incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1993, filed with the Securities and Exchange Commission.


                                        /s/ ERNST & YOUNG LLP

San Francisco, California
December 15, 1994